UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 4, 2020

(Date of earliest event reported)

Atlantic Capital Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-37615	20-5728270
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

945 East Paces Ferry Rd. NE, Suite 1600

Atlanta, Georgia 30326

(Address of principal executive offices)

(Zip Code)

(404) 995-6050

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

◻ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	ACBI	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ◻

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of Certain

Officers.

Appointment of Director

On March 4, 2020, Atlantic Capital Bancshares, Inc. (the “Company”) increased the size of its Board of Directors (the “Board”) from nine members to ten members and, upon the recommendation of the Governance and Nominating Committee, appointed Thomas M. Holder as a member of the Board. Mr. Holder will serve a term expiring at the 2020 Annual Meeting of Shareholders (the “Annual Meeting”). Additionally, Mr. Holder was appointed to the Compensation Committee and the Governance and Nominating Committee of the Board, effective immediately. The Board has determined that Mr. Holder is independent under applicable NASDAQ Listing Rules.

 Mr. Holder, 63, has served as the CEO of Holder Construction Company since 1989 and as CEO and chairman since 1997 after serving in various positions in operations and management since 1976. A native of Atlanta and an active member in the community, Mr. Holder serves as board chair of Children’s Healthcare of Atlanta and is chair of the Facilities Committee of the Woodruff Arts Center. He has served on the Georgia Power Company (NYSE) board of directors since May 2019.  In addition, he is a board member of the Westside Future Fund, the Metro Atlanta Chamber of Commerce, the Georgia Research Alliance, the Georgia Tech Foundation and the Georgia Historical Society. He is also a member of the Rotary Club of Atlanta. The Board believes that Mr. Holder’s knowledge of business operations and strategy, his experience managing an organization with a national presence, and his understanding of the Atlanta business community, particularly the construction and real estate development industries, together with his extensive involvement in economic growth and community affairs, qualify him to serve on the Board.

There are no family relationships between Mr. Holder and any other executive officer or director of the Company. The Company is not aware of any relationships or transactions in which Mr. Holder has or will have an interest, or is or was a party, requiring disclosure under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Holder and any other persons pursuant to which Mr. Holder was appointed as a director.

Upon his appointment to the Board, Mr. Holder became entitled to a pro-rated portion of the non-employee directors’ cash compensation and was granted a pro-rated portion of the non-employee directors’ equity compensation (a restricted stock award of 251 shares (as pro-rated) of the Company’s common stock under the Company’s 2015 Stock Incentive Plan), each as described in the Company’s proxy statement for the 2019 Annual Meeting of Shareholders.

 On March 5, 2020, the Company issued a press release announcing the appointment of Mr. Holder to the Board. A copy of the press release is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Director Retirement at the Annual Meeting

On March 4, 2020, R. Charles Shufeldt tendered a letter of proposed retirement from the Board to the Chair of the Company’s Governance and Nominating Committee, pursuant to the Company’s Corporate Governance Guidelines.  The Board accepted his proposed retirement on March 4, 2020.  Mr. Shufeldt’s retirement will take effect when his current term expires at the Annual Meeting. The Board has determined that, effective upon the completion of Mr. Shufeldt’s term, the number of directors constituting the Board shall be reduced to nine members to eliminate the resulting vacancy.

Item 8.01.   Other Events.

On March 4, 2020, the Company issued a press release announcing that on March 4, 2020, the Board of Directors authorized a stock repurchase program pursuant to which the Company may purchase up to $25 million of its issued and outstanding common stock.  The repurchase program is expected to commence immediately with respect to $15 million of stock, and the remaining $10 million is subject to regulatory approval of a dividend from Atlantic Capital Bank to Atlantic Capital.  The timing and amounts of any repurchases will depend on certain factors, including but not limited to market conditions and prices, available funds and alternative uses of capital.  The stock repurchase program may be carried out through open-market purchases, block trades, negotiated private transactions and pursuant to a trading plan that will be adopted in accordance with Rule 10b-18 or Rule 10b5-1 under the Securities Exchange Act of 1934.  Any repurchased shares will constitute authorized but unissued shares. A copy of the press release is attached to this report as Exhibit 99.2 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

 (d) Exhibits

 Exhibit No.  Description

99.1	Press Release dated March 5, 2020 announcing director appointment
99.2	Press Release dated March 4, 2020 announcing stock repurchase program

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC CAPITAL BANCSHARES, INC.

Dated:	March 6, 2020

By:	/s/ Patrick T. Oakes
Name:	Patrick T. Oakes
Title:	Executive Vice President and
Chief Financial Officer